Exhibit 10.13

CONSULTING AGREEMENT

AGREEMENT made this 6th day of July, 2005, by and between COASTAL RESOURCE MANAGEMENT, LLC, 7048 Kimberly Lane, Shawnee, Kansas, 66218, hereinafter referred to as the “Consultant”, and Sweet Success Enterprises, Inc., whose principal place of business is located at 1250 NE Loop 410, Suite 630, San Antonio, Texas 78209, hereinafter referred to as “Company”.

WHEREAS, the Company desires to engage the services of the Consultant to perform for the Company consulting services regarding the functions for the operation of Sweet Success Enterprises, Inc. as an independent contractor and not as an employee; and

WHEREAS, Consultant desires to consult with the Board of Directors, the officers of the Company, and the administrative staff, and to undertake for the Company consultation as to the direction of certain functions in said management of;

NOW, THEREFORE, it is agreed as follows:

1.               Term.  The respective duties and obligations of the contracting parties shall be for a period of 1 year commencing on July 7th, 2005, and may be terminated by either party giving 30 days written notice to the other party at the addresses stated above or at an address chosen subsequent to the execution of this agreement and duly communicated to the party giving notice.

2.               Consultations.  Consultant shall be available to consult with the Board of Directors, the officers of the Company, and the administrative staff, at reasonable times, concerning matters pertaining to the general policies of the Company, and in general, the important problems of concern in the business affairs of the Company.  Consultant shall not represent the Company, its Board of directors, its officers or any other members of the Company in any transactions or communications nor shall Consultant make claim to do so.

3.               Liability.  With regard to the services to be performed by the Consultant pursuant to the terms of this agreement, the Consultant shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Corporation, for any acts or omissions in the performance of services on the part of the Consultant or on the part of the agents or employees of the Consultant, except when said acts or omissions of the Consultant are due to willful misconduct or gross negligence.  The Company shall hold the Consultant free and harmless from any obligations, costs, claims, judgments, attorneys’ fees, and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this agreement or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of the Consultant and the Consultant is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction.

4.               Compensation.  The Consultant shall receive an initial 100,000 shares of restricted Sweet Success stock from said Corporation for consulting services rendered.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the 7th day of July, 2005

“Company”

Witness	Sweet Success Enterprises, Inc.
By:

“Consultant”

Witness	Coastal Resource Management, LLC
By: